Exhibit 11

                            MERRIMAC INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)


                                                     Number of Weeks Ended
                                                  ----------------------------
                                                  Thirteen         Twenty-six
                                                   July 4,           July 4,
                                                    1998              1998
                                                    ----              ----


Numerator:
Net income available to common stockholders....    $ 408,842        $ 836,388
                                                   =========        =========

Basic earnings per share
------------------------
Weighted average number of shares outstanding
for basic net income per share
Common stock....................................   1,756,350        1,746,816
                                                   =========        =========

Net income per common share - basic.............        $.23             $.48
                                                        ====             ====


Diluted earnings per share
--------------------------

Weighted average number of shares outstanding
for diluted net income per share
Common stock ....................................  1,756,350        1,746,816
Effect of dilutive securities - stock options (1)     88,913           87,607
                                                   ---------        ---------
Weighted average number of shares outstanding for
diluted net income per share.....................  1,845,263        1,834,423
                                                   =========        =========

Net income per common share - diluted............       $.22             $.46
                                                        ====             ====

(1) Represents additional shares resulting from assumed conversion of stock options less shares purchased with the proceeds therefrom.

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